Exhibit 4.1

NUMBER
0
INCORPORATED UNDER THE LAWS OF THE STATE OF DELAWARE
SHARES
Blue Cube Spinco Inc.
TOTAL AUTHORIZED ISSUE
100,000,000 SHARES PAR VALUE $ .001 EACH
COMMON STOCK
See Reverse for Certain Definitions
SPECIMEN
This is to Certify that is the owner of fully paid and non-assessable shares of the above Corporation transferable only on the books of the Corporation by the holder hereof in person or by duly authorized Attorney upon surrender of the Certificate properly endorsed.
Witness, the seal of the Corporation and the signatures of its duly authorized officers.
Dated
Secretary President
© 1999 CORPEX BANKNOTE CO., BAY SHORE N.Y.